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Exhibit 23.1



                         Consent of Independent Auditors




We consent to the incorporation by reference in the Registration Statement (Form S-8 expected to be filed March 5, 2003) pertaining to the Stock Option Agreement between LESCO, Inc. and Susan Chiancone, the Stock Option Agreement between LESCO, Inc. and Kevin Gill, the Stock Option Agreement between LESCO, Inc. and Meredith Guyot and the Stock Option Agreement between LESCO, Inc. and Kevin Wade of our report dated February 1, 2003, with respect to the consolidated financial statements of LESCO, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                                      /s/ Ernst & Young LLP



Cleveland, Ohio
March 3, 2003